UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2014

Kforce Inc.

(Exact name of registrant as specified in its charter)

Florida	000-26058	59-3264661
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 East Palm Avenue, Tampa, Florida 33605

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (813) 552-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On February 19, 2014, the United States District Court for the Middle District of Florida (the “Court”) unsealed a qui tam complaint that had been filed by a terminated former employee in June of last year. The complaint was filed against Kforce and Kforce Government Solutions, Inc. (“KGS”), a wholly-owned subsidiary of Kforce. It alleges False Claims Act and federal and state whistleblower statute violations and certain accounting irregularities, as well as employment law and defamation claims.

A qui tam action is always filed under seal. Before a qui tam action is unsealed, the United States government is required to notify the court of its decision whether to intervene in the action. The United States government has not intervened in this action at this time. In situations where the United States government declines to intervene, the qui tam relator may continue to pursue the litigation at his own expense on behalf of the federal government and, if successful, would receive a portion of the recovery.

While the qui tam action was first disclosed to Kforce and KGS on February 19, 2014, counsel for the former employee previously informed Kforce and KGS of substantially similar allegations in a post-employment demand letter. Promptly after the allegations were raised, the matter was referred to the Audit Committee of Kforce’s Board of Directors for investigation. The Audit Committee retained experienced, independent counsel for investigation. With the help of forensic accountants, the investigators concluded that the False Claims Act and accounting irregularity allegations raised in the demand letter were unsupported by material, credible evidence.

Due to, among other things, this independent investigation, Kforce and KGS believe the allegations in the complaint are factually inaccurate and without merit. Kforce and KGS intend to vigorously defend the litigation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KFORCE INC.
(Registrant)

February 20, 2014	By:	/s/ DAVID M. KELLY
David M. Kelly,
Senior Vice President, Chief Financial Officer
(Principal Financial Officer)

KFORCE INC.
(Registrant)

February 20, 2014	By:	/s/ SARA R. NICHOLS
Sara R. Nichols,
Vice President, Chief Accounting Officer
(Principal Accounting Officer)